For Immediate Release

Contacts:

Steve Martin, Senior Vice President, Public Relations

585-733-4573

smartin@cnbank.com

Lindsay Morrow-Lilly, Public Relations Bank Officer

585-394-4260, ext. 36148

lmorrow@cnbank.com

Canandaigua National Corporation to Acquire a Majority Interest in OBS Holdings, Inc.

Canandaigua, N.Y., November 14, 2011—Canandaigua National Corporation (CNC), parent company of The Canandaigua National Bank and Trust Company (CNB), announced that it has entered into an agreement with WBI OBS Financial, a subsidiary of WestBridge Investments, to acquire a majority interest in the parent company of OBS Holdings, Inc (OBS), an outsourced investment management provider.

OBS provides investment sub-advisory services to CNB, allowing the bank to extend a unique, structured investment management model, designed by Dimensional Fund Advisors, Inc., to individual investors across the Rochester/Finger Lakes community.  OBS works with approximately 80 U.S. financial institutions, primarily community banks and credit unions, and has nearly $1 billion in managed assets. The company is located in Whitehouse, Ohio, and has 18 employees.

“For years, we have relied on OBS as an integral partner in our efforts to provide comprehensive financial services to individuals and businesses within the Rochester/Finger Lakes community.   Our purchase of a majority interest in OBS will ensure our ability to continue to offer these unique investment solutions into the future,” said Joseph L. Dugan, executive vice president of CNB. “In addition, this transaction will support our plans for continued growth and expansion throughout Rochester and the Finger Lakes Region.”

WestBridge Investments is a private equity firm, headquartered in Indianapolis, Indiana. The firm provides start-up and early stage companies with venture and growth-stage capital, as

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Canandaigua National Corporation Acquires OBS Financial Services, Inc./Page 2 of 2

well as assistance in strengthening core business functions to achieve strategic goals and drive aggressive growth.

“We feel fortunate to partner with Canandaigua National because of its sterling reputation in the community bank industry, proven dedication to its customers, its excellent management team, and our collective approach to long term, stable growth strategies,” said Jason Farmer, Managing Director of WestBridge Investments. “Together, we have a shared vision supporting the strategic growth of OBS Financial Services.”

Following the transaction, OBS will keep its name. The company will also maintain its current employee base, and will continue to operate from its Whitehouse, Ohio headquarters.

“Here at OBS, we are extremely excited to bring in two equity partners who are strategically aligned with OBS, and who bring the resources to help us continue our rapid growth in delivering advisory services in the financial institution marketplace,” said John Henry, President and CEO of OBS.

The completion of the transaction is subject to the satisfaction of certain conditions to closing that are customary for transactions of this type, including obtaining certain regulatory approvals. The transaction is expected to close before the end of the year.

Founded in 1887, Canandaigua National Bank and Trust is the region’s only locally owned, full-service community bank, with 23 branches in Ontario and Monroe counties, as well as Financial Services Centers located in Bushnell’s Basin and Geneva. Together they offer a full range of financial services for individuals, businesses, municipalities and not-for-profit organizations. For more information, visit www.cnbank.com.

OBS is a Securities & Exchange Commission (SEC) registered investment advisor. OBS Brokerage Services is a Financial Industry Regulatory Authority (FINRA) registered broker dealer.

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